Exhibit 99.1

Revlon Reports First Quarter 2017 Results

Combined Company Begins to Realize Benefits of Increased and Accelerated Acquisition Synergies, Enhanced Scale, More Diverse Brand Portfolio and Expanded Geographic Footprint Despite Challenging U.S. Retail Environment

NEW YORK--(BUSINESS WIRE)--May 5, 2017--Revlon, Inc. (NYSE:REV) today announced its results for the quarter ended March 31, 2017.

Quarter ended March 31, 2017 Highlights1:

  As Reported net sales were $594.9 million, an increase of 35.3% compared to the prior-year period. On a Pro Forma(a) basis, net sales decreased by 5.8%, or 5.3% XFX, compared to the prior-year period.
  As Reported operating loss of $(42.5) million, compared to operating income of $35.8 million in the prior-year period. On a Pro Forma Adjusted(a) basis, operating loss was $(6.6) million, compared to operating income of $20.1 million in the prior-year period.
  As Reported net loss was $(37.4) million compared to As Reported net income of $11.0 million in the prior-year period. Adjusted(a) net loss was $(12.1) million, compared to Adjusted net income of $12.9 million in the prior-year period.
  Adjusted EBITDA(a) was $32.2 million, a 51.7% decrease, compared to Adjusted EBITDA of $66.6 million in the prior-year period. On a Pro Forma basis, Adjusted EBITDA decreased 47.0% compared to the prior-year period, primarily driven by net sales declines in North America, which impacted all segments.
  Net cash used in operating activities was $85.6 million, compared to $99.8 million in the prior-year period, a $14.2 million improvement.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Mr. Fabian Garcia said, “While we are disappointed with our U.S. results, our brands continue to achieve strong international net sales growth across all segments and despite the U.S. retail environment, our iconic beauty brands have demonstrated resilience and have maintained market share in the U.S.” Mr. Garcia added, “We remain committed to our long-term strategy to restore brand growth in the U.S. by enhancing our brands’ relevance with differentiated innovation, elevating in-store and online experiences and digital-first engagements, and building our presence in fast growing channels, as well as accelerating our international expansion, with a focus on Asia and Latin America.”

1 The results discussed below include the following measures: U.S. GAAP (“As Reported”); non-GAAP (“Adjusted”), which excludes certain Non-Operating Items from As Reported results; and Non-GAAP pro forma (“Pro Forma Adjusted”), which presents the Adjusted results on a pro forma basis as if Revlon and Elizabeth Arden were a combined company for all of the periods presented (“Pro Forma”). See footnote (a) for further discussion of the Company’s Adjusted and Pro Forma Adjusted measures. Reconciliations of As Reported results to Pro Forma, Adjusted and Pro Forma Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”).

Strategy Update

The Company recently announced an update to its corporate strategy designed to leverage the power of its expanded brand portfolio and geographic footprint, resulting from the September 2016 acquisition of Elizabeth Arden. The strategy is based on three pillars: (1) Strengthen Our Portfolio of Brands; (2) Strategically Expand Consumers’ Access to Our Brands; and (3) Develop a Cost Structure That Fuels Investment in Our Brands. During the quarter, the Company took several key steps to support the execution of that strategy, including announcing a new organization structure, and pivoting from a channel-based to a brand-centric organization. Four brand groups were created, Revlon, Elizabeth Arden, Fragrances and Portfolio Brands, and new leadership was recruited to manage the Revlon, Elizabeth Arden and Fragrance businesses. The Company has further strengthened its design, innovation, brand development and digital capabilities by creating a Marketing Center of Excellence and appointed a renowned Chief Creative Officer to that new role. Also during the quarter, the Company began to execute the Elizabeth Arden integration cost-synergy program, and as a result of accelerating its actions, the Company now expects to realize between $50 million to $60 million of synergies and cost reductions in 2017.

“In spite of the retail challenges we are facing in the U.S., I am confident that we have the strategy, leadership team and capabilities in place to deliver our long-term growth ambitions. We are now beginning to realize the acquisition synergies at a faster pace, and we expect to increase sequentially throughout the year, providing improvements in our operating P&L and fueling incremental brand investment. As a combined company we are also benefiting from our diverse brand portfolio, expanded global footprint and deep commercial expertise across mass, prestige and professional channels,” said Mr. Garcia.

Elizabeth Arden Integration Program

Since the acquisition of Elizabeth Arden in September 2016, the Company has been implementing a restructuring and integration plan, which includes consolidating administrative and sales offices, eliminating certain duplicative functions, streamlining back-office support and fully integrating the Elizabeth Arden organization into the Company’s business (the “Elizabeth Arden Integration”). During the first quarter, the Company implemented actions that will result in the realization of $50 million to $60 million in synergies and cost reductions for 2017.

The Company continues to estimate annual recurring synergies and cost reductions of approximately $190 million in connection with the Elizabeth Arden Integration. These synergies are expected to be generated over a multi-year period. In the first quarter of 2017, the Company realized approximately $9 million of these synergies and cost reductions, which primarily benefited the Elizabeth Arden segment results, as well as reduced the Company’s corporate-level SG&A costs.

In connection with implementing the Elizabeth Arden Integration, the Company expects to recognize approximately $65 million to $75 million of total pre-tax restructuring and related charges (the “Integration Restructuring Charges”). In the first quarter of 2017, the Company incurred Integration Restructuring Charges of $1.1 million and non-restructuring integration costs of $16.9 million, aggregating to approximately $36 million in cumulative restructuring and related charges and approximately $39 million of non-restructuring integration costs since the September 2016 Elizabeth Arden acquisition. In addition, the Company funded approximately $3 million of integration-related capital expenditures in the first quarter of 2017.

First Quarter 2017 Results

Total Company Results

The Company’s performance for the first quarter of 2017 was adversely impacted by net sales declines in North America across all segments that could not be offset by the Company’s robust International net sales growth. The decrease in net sales and lower overhead absorption also unfavorably impacted the Company’s gross margin.

In calculating Adjusted results, adjustments were made for the Non-Operating Items described in footnote (a).

(USD millions, except per share data)	Three Months Ended March 31,
	2017		2016			As Reported	Adjusted
	As Reported	Adjusted	As Reported	Adjusted	Pro Forma Adjusted	% Change	% Change	Pro Forma % Change

Net Sales	$594.9	$594.9	$439.6	$439.6	$631.5	35.3%	35.3%	-5.8%
Gross Profit	329.8	346.0	285.7	285.7	381.7	15.4%	21.1%	-9.4%
Gross Margin	55.4%	58.2%	65.0%	65.0%	60.4%	-960 bps	-680 bps	-220 bps
Operating (loss) income	(42.5)	(6.6)	35.8	38.5	20.1	-218.7%	-117.1%	-132.8%
Adjusted EBITDA		32.2		66.6	60.8		-51.7%	-47.0%
Net (loss) income	(37.4)	(12.1)	11.0	12.9		-440.0%	-193.8%
Diluted (loss) earnings per common share	$(0.71)	$(0.23)	$0.21	$0.25		-438.1%	-192.0%

As Reported Net Sales were $594.9 million, an increase of 35.3% compared to the prior-year period, driven by the acquisition of Elizabeth Arden. On a Pro Forma basis, net sales decreased by 5.8%, or 5.3% XFX, driven by declines in North America due to softening consumption in core beauty categories in the mass retail and prestige channels, as well as declines in replenishment orders in our professional channel.

As Reported gross margin was 55.4%, compared to 65.0% in the prior-year period, driven by the addition of the lower gross margin Elizabeth Arden businesses acquired in September 2016, as well as a $16.0 million non-operating purchase accounting adjustment made in the first quarter of 2017. On a Pro Forma Adjusted basis, gross margin was 58.2%, compared to 60.4% in the prior-year period, a decline of 220 basis points (“bps”) due to less overhead absorption, unfavorable product mix driven by lower sales of higher-margin products and higher promotional costs within net sales, partially offset by the realization of approximately $3 million of pro forma synergies within the Elizabeth Arden segment.

As Reported operating loss was $(42.5) million, compared to operating income of $35.8 million in the prior-year period, driven by approximately $33 million of higher non-operating items primarily comprised of acquisition-related costs. In addition, the Consumer and Professional segments experienced declines in net sales, coupled with higher cost of goods as a result of the deleveraging of fixed costs and product mix due to lower sales of higher-margin products. The Company also experienced higher SG&A costs as compared to the prior-year period as a result of the Elizabeth Arden acquisition, which will reduce over time as synergies are realized.

The Company’s As Reported effective tax rate was 50.8%, compared to 35.4% in the prior-year period. The Company’s As Reported tax benefit was $38.9 million, compared to tax expense of $5.8 million in the prior-year period, primarily driven by the loss in the first quarter of 2017.

As Reported net loss was $(37.4) million in the first quarter of 2017, compared to net income of $11.0 million in the first quarter of 2016, a decline of $48.4 million. The decline was the result of the drivers discussed in As Reported operating income above, as well as $14.0 million of higher interest expense, partially offset by a $44.7 million decrease in income taxes in the first quarter of 2017, compared to the first quarter of 2016.

Pro Forma Adjusted EBITDA in the first quarter of 2017 decreased by 47.0% compared to the first quarter of 2016, driven by the declines in net sales, as previously mentioned, and higher cost of goods sold due to less overhead absorption and product mix, partially offset by realized pro forma synergies of approximately $9 million.

Adjusted net loss, which excludes certain non-operating items, was $(12.1) million in the first quarter of 2017, compared to Adjusted net income of $12.9 million in the prior-year period, a $25 million decrease, driven by the net sales declines in North America, as discussed above, coupled with higher cost of goods sold due to less overhead absorption and product mix. The Company also had higher SG&A costs as a result of the Elizabeth Arden acquisition, which will reduce over time as synergies are realized, as well as higher interest expense.

Cash Flow

Net cash used in operating activities improved by $14.2 million, from $(99.8) million in the first quarter of 2016 to $(85.6) million in the first quarter of 2017. Free cash flow improved by $6.2 million in the first quarter of 2017 as free cash flow usage was $(101.0) million in the first quarter of 2017, compared to free cash flow usage of $(107.2) million in the prior-year period. The improvements were driven by favorable working capital changes as compared to the prior-year quarter, including higher account receivable collections and lower disbursements. Offsetting this were higher payments for interest, inventory purchases, integration costs and capital expenditures in the first quarter of 2017, as compared to the prior-year period.

Segment Results

Net sales and segment profit for the Elizabeth Arden segment include 2016 Pro Forma (a) results, as if Revlon and Elizabeth Arden were a combined company for all of 2016. Segment profit is defined in footnote (b) below. The Company excludes certain unallocated corporate costs from the definition of segment profit. See “Segment Profit Reconciliation” attached to this release.

(USD millions)	Three Months Ended March 31,
	Net Sales
	As Reported		Pro Forma	As Reported		Pro Forma
	2017	2016	2016	% Change	XFX % Change	% Change	XFX % Change

Consumer	$290.4	$320.0	$320.0	-9.3%	-9.1%	-9.3%	-9.1%
Elizabeth Arden	192.0	-	191.9	N.M.	N.M.	0.1%	0.4%
Professional	108.0	115.1	115.1	-6.2%	-4.9%	-6.2%	-4.9%
Other	4.5	4.5	4.5	0.0%	15.6%	0.0%	15.6%
Total	$594.9	$439.6	$631.5	35.3%	35.9%	-5.8%	-5.3%

	Segment Profit (b)
	As Reported		Pro Forma	As Reported		Pro Forma
	2017	2016	2016	% Change	XFX % Change	% Change	XFX % Change

Consumer	$32.9	$58.4	$58.4	-43.7%	-44.2%	-43.7%	-44.2%
Elizabeth Arden	14.3	-	10.4	N.M.	N.M.	37.5%	25.0%
Professional	16.1	25.6	25.6	-37.1%	-37.1%	-37.1%	-37.1%
Other	(1.3)	(0.9)	(0.9)	-44.4%	-66.7%	-44.4%	-66.7%
Total	$62.0	$83.1	$93.5	-25.4%	-26.0%	-33.7%	-35.6%

Consumer Segment

Consumer segment net sales in the first quarter of 2017 were $290.4 million, a decrease of 9.3%, or 9.1% XFX, compared to the prior-year period, largely driven by continuing softness in consumption of core beauty categories in the mass retail channel in North America, which adversely impacted net sales of Revlon color cosmetics, Almay color cosmetics, SinfulColors color cosmetics and Mitchum anti-perspirant deodorants. These declines were partially offset by the launch of CND Vinylux nail products in select mass-retailers. Both SinfulColors and Mitchum experienced declines as a result of cycling against new product launches in the first quarter of 2016, without a comparable launch in the first quarter of 2017. The decline in net sales of Revlon color cosmetics in North America was offset by the brand’s strong sales growth internationally.

Consumer segment profit decreased by 43.7%, or 44.2% XFX, in the first quarter of 2017 compared to the first quarter of 2016, primarily due to lower gross profit as a result of the significant decline in net sales in North America.

Elizabeth Arden Segment

Elizabeth Arden net sales in the first quarter of 2017 were $192.0 million. On a Pro Forma basis, Elizabeth Arden net sales increased slightly, as higher net sales of Elizabeth Arden branded skin care and fragrances businesses were mostly offset by the non-renewal of certain celebrity fragrance licenses.

Elizabeth Arden segment profit was $14.3 million. On a Pro Forma basis, Elizabeth Arden segment profit increased by 37.5%, or 25.0% XFX, compared to the first quarter of 2016, primarily driven by lower cost of goods sold as a result of the realization of cost reductions related to the Elizabeth Arden Integration, as well as the favorable impact of product and channel mix.

Professional Segment

Professional segment net sales of $108.0 million in the first quarter of 2017 decreased by 6.2%, or 4.9% XFX, compared to the first quarter of 2016, driven by continued net sales declines of CND nail products and lower net sales of American Crew men’s grooming products, as a result of the timing of shipments. These net sales declines were partially offset by higher net sales of Revlon Professional hair products, including the Be Fabulous hair care range and Revlonissimo professional hair color.

Professional segment profit decreased by 37.1% in the first quarter of 2017 compared to first quarter of 2016, primarily resulting from lower net sales, as well as increases in cost of goods sold driven by less overhead absorption and unfavorable product mix.

Geographic Net Sales

Overall, net sales increased 35.3%, driven by the acquisition of Elizabeth Arden, as well as continued strong international growth across the Consumer and Professional segments, partially offset by declines in North America.

(USD millions)	Three Months Ended March 31,
Net Sales:	2017 As Reported	2016 As Reported	2016 Pro Forma	As Reported % Change	As Reported XFX % Change	Pro Forma % Change	Pro Forma XFX % Change

Consumer
North America	$175.3	$214.8	$214.8	-18.4%	-18.6%	-18.4%	-18.6%
International	115.1	105.2	105.2	9.4%	10.3%	9.4%	10.3%
Elizabeth Arden
North America	$100.1	$-	$107.7	N.M.	N.M.	-7.1%	-7.2%
International	91.9	-	84.2	N.M.	N.M.	9.1%	10.1%
Professional
North America	$43.5	$53.6	$53.6	-18.8%	-19.2%	-18.8%	-19.2%
International	64.5	61.5	61.5	4.9%	7.6%	4.9%	7.6%
Other
North America	$-	$-	$-	N.M.	N.M.	N.M.	N.M.
International	4.5	4.5	4.5	0.0%	15.6%	0.0%	15.6%
Total Net Sales	$594.9	$439.6	$631.5	35.3%	35.9%	-5.8%	-5.3%

Consumer Segment

In North America, Consumer segment net sales of $175.3 million in the first quarter of 2017 decreased by 18.4%, or 18.6% XFX, compared to the first quarter of 2016, as the U.S. mass retail channel was impacted by continuing declines across several beauty categories, coupled with unprecedented promotional spending. While they generally maintained their market share, the net sales of Revlon color cosmetics, Almay color cosmetics and SinfulColors color cosmetics all declined in the first quarter of 2017 compared to the prior-year period. These decreases were partially offset by the Company’s launch in the first quarter of 2017 of CND Vinylux nail products in select mass-retailers.

In International, Consumer segment net sales of $115.1 million in the first quarter of 2017 increased by 9.4%, or 10.3% XFX, compared to the first quarter of 2016, driven by higher net sales of Revlon color cosmetics and the expansion of the Cutex nail care product line. From a geographic perspective, the increase in International net sales was mainly driven by Japan, Australia and Hong Kong, in line with the Company’s strategy to increase investment and expansion in faster growing regions.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $100.1 million in the first quarter of 2017. On a Pro Forma basis, Elizabeth Arden net sales decreased by 7.1%, or 7.2% XFX, compared to the first quarter of 2016, as higher net sales of Elizabeth Arden skin care and fragrance products were more than fully offset by decreases in net sales of other fragrances in mass retail and prestige channels.

In International, Elizabeth Arden segment net sales were $91.9 million in the first quarter of 2017. On a Pro Forma basis, Elizabeth Arden net sales in the first quarter of 2017 increased by 9.1%, or 10.1% XFX, compared to the first quarter of 2016, primarily driven by higher net sales of Christina Aguilera and Britney Spears fragrances in Europe led by Germany, Austria and the U.K., as well as higher net sales of Elizabeth Arden branded products in Travel Retail, Hong Kong and Singapore.

Professional Segment

In North America, Professional segment net sales of $43.5 million in the first quarter of 2017 decreased by 18.8%, or 19.2% XFX, compared to the first quarter of 2016, primarily driven by continuing softness and price erosion in the salon nail category, which adversely impacted net sales of CND nail products and American Crew men’s grooming products.

In International, Professional segment net sales of $64.5 million in the first quarter of 2017 increased by 4.9%, or 7.6% XFX, compared to the first quarter of 2016, primarily driven by increased net sales of Revlon Professional hair products in the U.K., Italy, France, Mexico, Russia and Germany.

First Quarter 2017 Results Conference Call

The Company will host a conference call with members of the investment community today, May 5, 2017, at 9:30 A.M. EDT to discuss first quarter 2017 results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: Pro Forma Net Sales; EBITDA; Adjusted and Pro Forma Adjusted EBITDA; Adjusted and Pro Forma Adjusted net income from continuing operations, before income taxes; Adjusted net (loss) income; Adjusted diluted (loss) earnings per common share; and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables. Pro Forma financial information assumes the Elizabeth Arden acquisition was completed on January 1, 2016 and its financial results were included for all periods presented.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the impact of non-cash stock compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA and Pro Forma Adjusted EBITDA for all periods:

(USD millions)	Q1 2017	Q1 2016	Q1 2016 Pro Forma Adjusted
Income / (Loss) Adjustments to EBITDA
Non-Operating Items:
Non-cash stock compensation expense	$(1.7)	$(2.2)	$(3.6)
Restructuring and related charges	(1.1)	(1.3)	(1.3)
Acquisition and integration costs	(17.5)	(0.5)	(0.5)
Elizabeth Arden 2016 Business Transformation Program	(0.4)	-	(2.4)
Elizabeth Arden inventory purchase accounting adjustment, cost of sales	(16.0)	-	-
Deferred Consideration for CBB Acquisition	(0.9)	(0.9)	(0.9)

Adjusted net (loss) income and adjusted diluted (loss) earnings per common share exclude the after-tax impact of the Non-Operating Items from As Reported Net Income (loss).

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures, that are used by management, as described above and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income, diluted earnings per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA as used in this release are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Consumer, Elizabeth Arden, Professional, and Other segments, excluding the EBITDA Exclusions. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). Unallocated corporate expenses primarily relate to general and administrative expenses related to the corporate administrative organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled. The Company does not have any material inter-segment sales.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions, including the estimates and assumptions used by the Company in preparing the pro forma financial information referenced in this press release, that could cause actual results to differ materially from those expected or implied by the pro forma financial information or the estimates and assumptions used in preparing the pro forma financial information. Such forward-looking statements include, among other things: (i) the Company’s expectation to see a gradual improvement in retail conditions and its remaining committed to its long-term strategy to restore brand growth in the U.S., accelerate its international expansion, with a focus on Asia and Latin America, build its presence in fast growing channels and enhance its brands’ relevance with differentiated innovation, elevated in-store and online experiences and digital-first engagements; (ii) the Company’s expectation that its corporate strategy of (1) strengthening its portfolio of brands; (2) strategically expanding consumers’ access to its brands; and (3) developing a cost structure that fuels investment in its brands is designed to leverage the power of the Company’s expanded brand portfolio and geographic footprint resulting from the September 2016 acquisition of Elizabeth Arden; (iii) the Company’s belief that it has further strengthened its design, innovation, brand development and digital capabilities by creating a Marketing Center of Excellence; (iv) the Company’s beliefs and expectations regarding the benefits and other impacts of the Elizabeth Arden integration cost-synergy program, including, without limitation, that: (A) as a result of accelerating its actions for such program, the Company’s expectation that it will realize between $50 million to $60 million of synergies and cost reductions in 2017; (B) the Company’s expectation that it will generate annual recurrent synergies and cost reductions of approximately $190 million in connection with the Elizabeth Arden Integration over a multi-year period; (C) the Company’s expectation of recognizing approximately $65 million to $75 million of total pre-tax restructuring and related charges in connection with implementing the Elizabeth Arden Integration; and (D) the Company’s expectation that its acquisition synergies will increase sequentially throughout the year, providing improvements in its operating P&L and fueling incremental brand investment; and (v) the Company’s beliefs and expectations that in spite of the short-term retail challenges that the Company is facing in the U.S., it has the strategy, leadership team and capabilities in place to deliver its long-term growth ambitions. Actual results may differ materially from such forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments thereto filed with the SEC during 2017 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include risks and uncertainties relating to: (i) greater than expected challenges and difficulties in the retail environment and/or difficulties, delays in or less than expected results from the Company’s efforts to restore brand growth in the U.S., accelerate its international expansion, build its presence in fast growing channels and/or enhance its brands’ relevance with differentiated innovation, elevated in-store and online experiences and digital-first engagements, such as due to less than expected investment behind such activities, less than effective new product development and/or advertising, marketing or promotional programs and/or less than expected success in expanding geographically, into new channels and/or expanding the Company’s digital capabilities; (ii) unanticipated costs or difficulties or delays in completing projects associated with the continued execution of the Company’s business strategy or the inability to leverage the power of the Company’s expanded brand portfolio and geographic footprint resulting from the September 2016 acquisition of Elizabeth Arden, such as due to lower than expected revenues or liquidity to fund such projects; (iii) less than expected results from the Company’s design, innovation, brand development and digital capabilities by creating a Marketing Center of Excellence; (iv) difficulties with, delays in and/or the Company’s inability to achieve, in whole or in part, or within the expected timeframe, the benefits of the Elizabeth Arden integration cost-synergy program, such as (A) difficulties with, delays in and/or the Company’s inability to realize, in whole or in part, between $50 million to $60 million of synergies and cost reductions in 2017, (B) difficulties with, delays in and/or the Company’s inability to generate annualized synergies and cost reductions of approximately $190 million over a multi-year period, such as due to the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the acquisition, and/or (C) more than expected restructuring and related charges in connection with implementing the Elizabeth Arden Integration; and/or (v) unanticipated circumstances or results affecting the Company's financial performance and/or its ability to achieve its long-term growth ambitions, such as less than anticipated growth due to, among other things, less than effective new product innovation and development, less than expected customer and/or consumer acceptance of the Company's new or existing products, its advertising, promotional, pricing and/or marketing plans and/or brand communication, less than expected levels of advertising, promotional and/or marketing activities and investment for new product launches, less than expected levels of execution with customers, greater than expected competitive investment and/or greater than expected challenges and difficulties in the retail environment. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)

Net sales	$594.9	$439.6
Cost of sales	265.1	153.9
Gross profit	329.8	285.7
Selling, general and administrative expenses	353.6	248.1
Acquisition and integration costs	17.5	0.5
Restructuring charges and other, net	1.2	1.3

Operating (loss) income	(42.5)	35.8

Other expenses, net:
Interest expense	35.0	21.0
Amortization of debt issuance costs	2.2	1.5
Foreign currency gains, net	(4.3)	(3.4)
Miscellaneous, net	1.2	0.3
Other expenses, net	34.1	19.4

(Loss) income from continuing operations before income taxes	(76.6)	16.4
(Benefit from) provision for income taxes	(38.9)	5.8
(Loss) income from continuing operations, net of taxes	(37.7)	10.6
Income from discontinued operations, net of taxes	0.3	0.4

Net (loss) income	$(37.4)	$11.0

Other comprehensive income:
Foreign currency translation adjustments, net of tax	4.7	2.7
Amortization of pension related costs, net of tax	2.0	1.8
Pension curtailment gain, net of tax	2.6	-
Reclassifications into earnings of accumulated losses from the
de-designated 2013 Interest Rate Swap	0.6	-
Revaluation of derivative financial instruments, net of
reclassifications into earnings	-	(0.9)
Other comprehensive income	9.9	3.6

Total comprehensive (loss) income	$(27.5)	$14.6

Basic (loss) earnings per common share:
Continuing operations	$(0.72)	$0.20
Discontinued operations	0.01	0.01
Net (loss) income	$(0.71)	$0.21

Diluted (loss) earnings per common share:
Continuing operations	$(0.72)	$0.20
Discontinued operations	0.01	0.01
Net (loss) income	$(0.71)	$0.21

Weighted average number of common shares outstanding:
Basic	52,529,826	52,482,413
Diluted	52,529,826	52,649,763

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$121.5	$186.8
Trade receivables, net	375.7	423.9
Inventories	453.1	424.6
Prepaid expenses and other	110.6	88.8
Total current assets	1,060.9	1,124.1
Property, plant and equipment, net	322.7	320.5
Deferred income taxes	193.5	149.7
Goodwill	701.9	689.5
Intangible assets, net	611.8	636.6
Other assets	108.2	103.1
Total assets	$2,999.0	$3,023.5

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$11.4	$10.8
Current portion of long-term debt	59.0	18.1
Accounts payable	301.9	296.9
Accrued expenses and other	345.5	382.9
Total current liabilities	717.8	708.7
Long-term debt	2,660.6	2,663.1
Long-term pension and other post-retirement plan liabilities	185.9	184.1
Other long-term liabilities	76.7	82.4
Total stockholders' deficiency	(642.0)	(614.8)
Total liabilities and stockholders' deficiency	$2,999.0	$3,023.5

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(37.4)	$11.0
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	37.1	25.9
Foreign currency gains from re-measurement	(4.7)	(4.2)
Amortization of debt discount	0.3	0.4
Stock-based compensation amortization	1.7	2.2
(Benefit from) provision for deferred income taxes	(38.1)	1.7
Amortization of debt issuance costs	2.2	1.5
Loss on sale of certain assets	0.4	0.2
Pension and other post-retirement income	(0.1)	(0.3)
Change in assets and liabilities:
Decrease (increase) in trade receivables	52.0	(23.1)
Increase in inventories	(24.9)	(23.9)
Increase in prepaid expenses and other current assets	(19.9)	(14.6)
Increase (decrease) in accounts payable	5.6	(13.6)
Decrease in accrued expenses and other current liabilities	(45.9)	(50.0)
Pension and other post-retirement plan contributions	(1.9)	(1.9)
Purchases of permanent displays	(10.2)	(10.5)
Other, net	(1.8)	(0.6)
Net cash used in operating activities	(85.6)	(99.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.4)	(7.4)
Proceeds from the sale of certain assets	-	0.4
Net cash used in investing activities	(15.4)	(7.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(3.4)	(10.6)
Net borrowings under the 2016 Revolving Credit Facility	40.9	-
Repayments under the 2016 Term Loan Facility	(4.5)	-
Repayments under the Acquisition Term Loan	-	(13.4)
Prepayments under the 2011 Term Loan	-	(11.5)
Payment of financing costs	(0.8)	-
Tax withholdings related to net share settlements of restricted stock units and awards	(1.4)	(2.6)
Other financing activities	(0.4)	(0.9)
Net cash provided by (used in) financing activities	30.4	(39.0)
Effect of exchange rate changes on cash and cash equivalents	5.3	1.1
Net decrease in cash and cash equivalents	(65.3)	(144.7)
Cash and cash equivalents at beginning of period	186.8	326.9
Cash and cash equivalents at end of period	$121.5	$182.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$49.4	$27.8
Income taxes, net of refunds	$2.4	$2.0

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(37.4)	$11.0
Income from discontinued operations, net of taxes	0.3	0.4
(Loss) income from continuing operations, net of taxes	(37.7)	10.6

Interest expense	35.0	21.0
Amortization of debt issuance costs	2.2	1.5
Foreign currency gains, net	(4.3)	(3.4)
Miscellaneous, net	1.2	0.3
(Benefit from) provision for income taxes	(38.9)	5.8
Depreciation and amortization	37.1	25.9

EBITDA	$(5.4)	$61.7

Non-operating items:
Non-cash stock compensation expense	1.7	2.2
Restructuring and related charges	1.1	1.3
Acquisition and integration costs	17.5	0.5
Acquisition inventory adjustments	16.0	-
Deferred consideration for CBB acquisition	0.9	0.9
Elizabeth Arden 2016 Business Transformation program	0.4	-

Adjusted EBITDA	$32.2	$66.6

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA, ADJUSTED OPERATING (LOSS) INCOME AND PRO FORMA RECONCILIATION
(dollars in millions)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)
Segment Net Sales:
Consumer	$290.4	$320.0	$-	$-	$320.0
Elizabeth Arden	192.0	-	191.9	-	191.9
Professional	108.0	115.1	-	-	115.1
Other	4.5	4.5	-	-	4.5
Total Segment Net Sales	$594.9	$439.6	$191.9	$-	$631.5

Segment Profit:
Consumer	$32.9	$58.4	$-	$-	$58.4
Elizabeth Arden	14.3	-	10.4	-	10.4
Professional	16.1	25.6	-	-	25.6
Other	(1.3)	(0.9)	-	-	(0.9)
Total Segment Profit	$62.0	$83.1	$10.4	$-	$93.5

Unallocated Corporate Expenses	29.8	16.5	16.2	-	32.7
Total Adjusted EBITDA	$32.2	$66.6	$(5.8)	$-	$60.8

Reconciliation to (loss) income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(76.6)	$16.4	$(27.2)	$(9.2)	$(20.0)

Interest expense	35.0	21.0	6.9	7.9	35.8
Amortization of debt issuance costs	2.2	1.5	0.4	0.4	2.3
Foreign currency gains, net	(4.3)	(3.4)	-	-	(3.4)
Miscellaneous, net	1.2	0.3	-	-	0.3
Operating (loss) income	(42.5)	35.8	(19.9)	(0.9)	15.0

Non-operating items:
Restructuring and related charges	1.1	1.3	2.4	-	3.7
Acquisition and integration costs	17.5	0.5	-	-	0.5
Acquisition inventory adjustments	16.0	-	-		-
Deferred consideration for CBB acquisition	0.9	0.9	-	-	0.9
Elizabeth Arden 2016 Business Transformation program	0.4	-	-	-	-
Adjusted Operating (loss) income	(6.6)	38.5	(17.5)	(0.9)	20.1

Non-cash stock compensation expense	1.7	2.2	1.4	-	3.6
Depreciation and amortization	37.1	25.9	10.3	0.9	37.1

Adjusted EBITDA	$32.2	$66.6	$(5.8)	$0.0	$60.8

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT AND PRO FORMA RECONCILIATION
(dollars in millions)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	Revlon, Inc.	Revlon, Inc.	Elizabeth Arden	Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)

Gross Profit	$329.8	$285.7	$95.1	$0.4	$381.2

Non-operating items:
Acquisition inventory purchase accounting adjustments	16.0	-	-	-	-
Elizabeth Arden 2016 Business Transformation program	0.2	-	0.5	-	0.5

Adjusted Gross Profit	$346.0	$285.7	$95.6	$0.4	$381.7

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET (LOSS) INCOME AND ADJUSTED DILUTED (LOSS) EARNINGS PER SHARE RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
Reconciliation to net (loss) income and diluted (loss) earnings per share:
Net (loss) income	$(37.4)	$11.0

Non-operating items (after-tax):
Restructuring and related charges	1.4	0.7
Acquisition and integration costs	10.9	0.3
Acquisition inventory adjustments	11.8	-
Deferred consideration for CBB acquisition	0.9	0.9
Elizabeth Arden 2016 Business Transformation program	0.3	-

Adjusted net (loss) income	$(12.1)	$12.9

Net (Loss) Income:
Diluted (loss) earnings per common share	(0.71)	0.21
Adjustment to diluted (loss) earnings per common share	0.48	0.04
Adjusted diluted (loss) earnings per common share	$(0.23)	$0.25

U.S. GAAP weighted average number of common shares outstanding:
Diluted	52,529,826	52,649,763

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
Reconciliation to net cash used in operating activities:

Net cash used in operating activities	$(85.6)	$(99.8)

Less capital expenditures	(15.4)	(7.4)

Free cash flow	$(101.0)	$(107.2)

CONTACT:
Investor Relations:
Siobhan Anderson, 212-527-5230
or
Media Relations:
Pamela Alabaster, 212-527-5863